Exhibit 99.1

PRESS RELEASE

Third Quarter 2011 Highlights

•    Third consecutive quarter of profitability growth

•    Pretax profit margin increased to 31% for Q3 2011 compared to 15% for Q2 2011

•    Revenues increased 24% to $92.1 million and pretax income increased 160% to $28.3 million compared to Q2 2011

•    Net income increased 160% to $18.3 million, compared to Q2 2011

•    Adjusted net income[1] increased 29% to $25.1 million and adjusted EBITDA[1] increased 27% to $80.0 million, compared to Q2 2011

•    Quarterly cash provided by operating activities increased 71% to $83.1 million, compared to Q2 2011

•    Grew our fleet and signed lease placements for deliveries from our order book

•    From 65 aircraft at the end of Q2 2011, we purchased 14 aircraft, growing our fleet by 22% to 79 aircraft at the end of Q3 2011

•    Entered into lease transactions covering 17 aircraft with 11 customers

•    Reached our goal in contracting for 100 aircraft for delivery by the end of 2011

Los Angeles, California, November 10, 2011 — Air Lease Corporation (ALC) (NYSE: AL) announced today the results of its operations for the third quarter ended September 30, 2011. ALC recorded its third quarterly positive pre-tax income of $28.3 million and net income of $18.3 million and recorded cash flow from operations of $83.1 million.

“Passenger airline growth in many regions of the world continues at a strong rate, and this, coupled with the requirement on the part of all carriers to constantly push towards newer, and more efficient fleets,” said Steven F. Udvar-Hazy, Chairman and CEO of Air Lease Corporation.

“We are pleased with ALC’s Q3 results, which we believe demonstrate that ALC has moved beyond its startup phase with three successive quarters of increasing profitability,” said John L. Plueger, President and Chief Operating Officer of Air Lease Corporation. “Our growth trajectory is on track as we closed Q3 with a fleet of 79 aircraft, en route to our 2011 goal of 100 aircraft.”

“The financing community has continued to show support for ALC amidst the international events affecting the global supply of credit,” said James C. Clarke, Senior Vice President and Chief Financial Officer of Air Lease Corporation. “ALC formed relationships with 4 new banks during the quarter, expanding our banking group to 20 financial institutions. We continue to build a strong balance sheet with conservative leverage and significant unsecured borrowing.”

The following table summarizes the results for the quarters ended September 30, 2011 and June 30, 2011:

(dollars in thousands)	Q3 2011	Q2 2011	% change
Revenues	$92,125	$74,344	24%
Pretax income	$28,341	$10,888	160%
Net income	$18,271	$7,023	160%
Cash provided by operating activities	$83,076	$48,483	71%
Adjusted net income(1)	$25,122	$19,459	29%
Adjusted EBITDA(1)	$79,954	$62,780	27%
Diluted EPS	$0.18	$0.08	125%

[1]	See notes 1 and 2 to the Consolidated Statement of Operations included in this press release for a discussion of the non-GAAP measures adjusted net income and adjusted EBITDA.

Fleet Growth

Building on our base of 65 aircraft at June 30, 2011, we added 14 aircraft during the third quarter of 2011 and ended the quarter with 79 aircraft spread across a diverse and balanced customer base of 49 airlines in 30 countries. We continue to evaluate opportunities on an ongoing basis to acquire attractive aircraft from other leasing companies and our airline customers, as well as opportunistic transactions with the airframe manufacturers such that we project we will grow our fleet to approximately 100 aircraft by the end of 2011.

Below are portfolio metrics as of September 30, 2011 and December 31, 2010:

(dollars in thousands)	September 30, 2011	December 31, 2010
Fleet size	79	40
Weighted average fleet age	3.6 years	3.8 years
Weighted average remaining lease term	6.3 years	5.6 years
Aggregate fleet cost	$3,433,308	$1,649,071

The following table sets forth the number of aircraft we leased in the indicated regions as of September 30, 2011 and December 31, 2010:

	September 30, 2011		December 31, 2010
	Number of aircraft	% of total	Number of aircraft	% of total
Europe	28	35.4%	16	40.0%
Asia/Pacific	24	30.4	11	27.5
Central America, South America and Mexico	12	15.2	5	12.5
U.S. and Canada	8	10.1	5	12.5
The Middle East and Africa	7	8.9	3	7.5
Total	79	100.0%	40	100.0%

The following table sets forth the number of aircraft we leased by aircraft type as of September 30, 2011 and December 31, 2010:

	September 30, 2011		December 31, 2010
	Number of aircraft	% of total	Number of aircraft	% of total
Airbus A319-100	7	8.9%	7	17.5%
Airbus A320-200	17	21.5	8	20.0
Airbus A321-200	3	3.8	2	5.0
Airbus A330-200	8	10.1	2	5.0
Boeing 737-700	7	8.9	5	12.5
Boeing 737-800	26	32.9	14	35.0
Boeing 767-300ER	2	2.5	—	—
Boeing 777-300ER	4	5.1	2	5.0
Embraer E190	5	6.3	—	—
Total	79	100.0%	40	100.0%

We have made further progress in placing our aircraft. As of September 30, 2011, we have entered into contracts for the lease of new and used aircraft scheduled to be delivered through 2020 as follows:

Delivery year	Number of aircraft	Number leased	% Leased
2011	22	22	100.0%
2012	45	45	100.0%
2013	31	15	48.4
2014	26	6	23.1
2015	24	—	—
Thereafter	91	—	—
Total	239	88	36.8%

Financing Activities

As of September 30, 2011, we had established a diverse lending group consisting of 20 banks across four general types of lending facilities with a composite interest rate of 3.09%. This rate does not include the effect of upfront fees, undrawn fees or issuance cost amortization.

During the third quarter of 2011, the Company entered into four additional fixed-rate amortizing unsecured facilities aggregating $62.9 million and a revolving $45.0 million unsecured credit facility as follows:

Facility Type	Term		Interest Rate	Amount
Unsecured term loan	3 year	(1)	3.25%	$35.0 million
Unsecured term loan	5 year	(1)	3.99%	20.0 million
Unsecured term loan	5 year	(1)	3.85%	5.0 million
Unsecured term loan	1 year	(1)	3.00%	2.9 million
Subtotal				$62.9 million

Unsecured revolving facility(2)	3 year		LIBOR + 2.00%	$45.0 million

(1)	Amortizing loan.
(2)	As of September 30, 2011, the Company maintained a $2.5 million compensating balance with respect to this credit facility.

We ended the third quarter of 2011with a total of 13 unsecured term facilities. The total amount outstanding under our unsecured term facilities was $229.3 million and $13.1 million as of September 30, 2011 and December 31, 2010, respectively.

The Company ended the third quarter of 2011 with a total of 13 revolving unsecured credit facilities aggregating $358.0 million, each with a borrowing rate of LIBOR plus 2.00%. The total amount outstanding under our bilateral revolving credit facilities was $273.0 million and $120.0 million as of September 30, 2011 and December 31, 2010, respectively.

In addition, one of our wholly-owned subsidiaries entered into a recourse 11.75 year $70.9 million secured term facility at a rate of LIBOR plus 1.50%. In connection with this facility, the Company pledged $94.5 million in aircraft collateral. The outstanding balance on our secured term facilities was $559.8 million and $224.0 million at September 30, 2011 and December 31, 2010, respectively.

During the third quarter of 2011, the Company drew $31.3 million under the Warehouse Facility and incrementally pledged $36.8 million in aircraft collateral. As of September 30, 2011, the Company had borrowed $740.5 million under the Warehouse Facility and pledged 29 aircraft as collateral with a net book value of $1.2 billion.

The Company’s consolidated debt as of September 30, 2011 and December 31, 2010 is summarized below:

(dollars in thousands)	September 30, 2011	December 31, 2010
Warehouse credit facility	$740,533	$554,915
Secured term debt financing	559,798	223,981
Unsecured financing	502,317	133,085

Total	$1,802,648	$911,981

Composite interest rate(1)	3.09%	3.32%
Percentage of total debt at fixed rate	23.30%	1.40%
Composite interest rate on fixed debt(1)	4.51%	3.83%

(1)	This rate does not include the effect of upfront fees, undrawn fees or issuance cost amortization.

Financial Results for the Third Quarter of 2011

For the three months ended September 30, 2011, the Company reported consolidated net income of $18.3 million, or $0.18 per diluted share, compared to a consolidated net loss of $7.7 million, or $0.12 per diluted share, for the three months ended September 30, 2010. The increase in net income for 2011, compared to 2010, was primarily attributable to the acquisition and lease of additional aircraft.

For the quarter ended September 30, 2011, we recorded $90.5 million in rental revenue, which includes overhaul revenue of $3.3 million. For the quarter ended September 30, 2010, we recorded $19.1 million in rental revenue, which includes overhaul revenue of $1.6 million. The increase in rental revenue for the three months ended September 30, 2011, compared to 2010, was attributable to the acquisition and lease of additional aircraft. The full impact on rental revenue for aircraft acquired during the quarter will be reflected in subsequent periods.

Interest and other income totaled $1.6 million and $0.6 million for the three months ended September 30, 2011 and 2010, respectively. During the quarter ended September 30, 2011, the Company provided short-term bridge financing for the acquisition of an aircraft for which we earned $1.1 million in fee and interest income.

Interest expense totaled $13.3 million and $5.8 million for the three months ended September 30, 2011 and 2010, respectively. The change was primarily due to an increase in our outstanding debt balances resulting in a $7.1 million increase in interest and an increase of $0.4 million in amortization of our deferred debt issue costs.

We recorded selling, general and administrative expenses of $11.5 million and $7.9 million for the three months ended September 30, 2011 and 2010, respectively. Selling, general and administrative expense represents a disproportionately higher percentage of revenues during our initial years of operation. As we continue to add new aircraft to our portfolio, we expect selling, general and administrative expense to continue decreasing as a percentage of our revenue.

During the three months ended September 30, 2011, the Company recorded $83.1 million of cash from operations compared to $14.7 million for the three months ended September 30, 2010. The increase in cash from operating activities for 2011, compared to 2010, was primarily attributable to the acquisition and lease of additional aircraft.

Financial Results for the First Nine Months of 2011

For the nine months ended September 30, 2011, the Company reported consolidated net income of $28.5 million, or $0.33 per diluted share, compared to a consolidated net loss of $49.4 million, or $1.64 per diluted share, for the period from inception to September 30, 2010. The increase in net income for 2011, compared to 2010, was primarily attributable to the acquisition and lease of additional aircraft and the effect of a one-time $35.8 million charge for the amortization of convertible debt discounts recorded during the second quarter of 2010.

For the nine months ended September 30, 2011, we recorded $219.1 million in rental revenue, which includes overhaul revenue of $7.6 million. For the period from inception to September 30, 2010, we recorded $20.3 million in rental revenue, which includes overhaul revenue of $1.8 million. The increase in rental revenue for 2011, compared to 2010, was attributable to the acquisition and lease of additional aircraft. The full impact on rental revenue for aircraft acquired during the quarter will be reflected in subsequent periods.

Interest and other income totaled $2.6 million and $1.1 million for the nine months ended September 30, 2011 and the period from inception to September 30, 2010, respectively. During the nine months ended September 30, 2011, the Company provided short-term bridge financing for the acquisition of an aircraft for which we earned $1.1 million in fee and interest income. In addition, we recorded $0.5 million in servicing fee revenue.

Interest expense totaled $40.5 million and $44.3 million for the nine months ended September 30, 2011 and the period from inception to September 30, 2010, respectively. The change was primarily due to an increase in our outstanding debt balances resulting in a $24.4 million increase in interest, an increase of $4.2 million in amortization of our deferred debt issue costs and a $3.3 million extinguishment of debt charge resulting from replacing two banks in our Warehouse Facility in connection with its modification in April 2011, offset by a one-time $35.8 million charge for the amortization of convertible debt discounts recorded during the second quarter of 2010.

We recorded selling, general and administrative expenses of $32.7 million and $14.2 million for the nine months ended September 30, 2011 and the period from inception to September 30, 2010, respectively. Selling, general and administrative expense represents a disproportionately higher percentage of revenues during our initial years of operation. As we continue to add new aircraft to our portfolio, we expect selling, general and administrative expense to continue decreasing as a percentage of our revenue.

During the nine months ended September 30, 2011, the Company recorded $166.2 million of cash from operations compared to $11.6 million for the period from inception to September 30, 2010. The increase in cash from operating activities for 2011, compared to 2010, was primarily attributable to the acquisition and lease of additional aircraft.

Conference Call

In connection with the earnings release, Air Lease Corporation will host a conference call on November 10, 2011 at 4:30 PM Eastern Time to discuss the Company’s financial results for the third quarter of 2011.

Investors can participate in the conference call by dialing (866) 383-8003 domestic or (617) 597-5330 international. The passcode for the call is 39948334.

For your convenience, the conference call can be replayed in its entirety beginning at 7:30 PM ET on November 10, 2011 until 11:59 PM ET November 17, 2011. If you wish to listen to the replay of this conference call, please dial (888) 286-8010 domestic or (617) 801-6888 international and enter passcode 38410209.

The conference call will also be broadcast live through a link on the Investor Relations page of the Air Lease Corporation website at www.airleasecorp.com. Please visit the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the broadcast will be available on the Investor Relations page of the Air Lease Corporation website.

About Air Lease Corporation

Launched in 2010, Air Lease Corporation is an aircraft leasing company based in Los Angeles, California that has airline customers throughout the world. ALC and its team of dedicated and experienced professionals are principally engaged in purchasing commercial aircraft and leasing them to its airline partners worldwide through customized aircraft leasing and financing solutions. For more information, visit ALC’s website at www.airleasecorp.com.

Contact

Investors:

Ryan McKenna

Director, Strategic Planning and Investor Relations

Email: rmckenna@airleasecorp.com

Media:

Laura St. John

Media and Investor Relations Coordinator

Email: lstjohn@airleasecorp.com

Forward-Looking Statements

Statements in this press release that are not historical facts are hereby identified as “forward-looking statements,” including any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance that are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. These statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed in such statements, including as a result of the following factors, among others:

•	our status as a recently organized corporation with a limited operating history;

•	our inability to make acquisitions of, or lease, aircraft on favorable terms;

•

our inability to obtain additional financing on favorable terms, if required, to complete the acquisition of sufficient aircraft as currently contemplated or to fund the operations and growth of our business;

•	our inability to obtain refinancing prior to the time our debt matures;

•	impaired financial condition and liquidity of our lessees;

•	deterioration of economic conditions in the commercial aviation industry generally;

•	increased maintenance, operating or other expenses or changes in the timing thereof;

•	changes in the regulatory environment;

•	our inability to effectively deploy the net proceeds from our capital raising activities; and

•	potential natural disasters and terrorist attacks and the amount of our insurance coverage, if any, relating thereto.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations. You are therefore cautioned not to place undue reliance on such statements. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

###

AIR LEASE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share data)	September 30, 2011	December 31, 2010
Assets
Cash and cash equivalents	$279,647	$328,821
Restricted cash	74,819	48,676
Flight equipment subject to operating leases	3,433,308	1,649,071
Less accumulated depreciation	(92,693)	(19,262)
	3,340,615	1,629,809
Deposits on flight equipment purchases	406,487	183,367
Deferred debt issue costs — less accumulated amortization of $11,726 and $4,754 as of September 30, 2011 and December 31, 2010, respectively	46,439	46,422
Notes receivable	28,066	—
Deferred tax asset	—	8,875
Other assets	70,944	30,312
Total assets	$4,247,017	$2,276,282

Liabilities and Shareholders’ Equity
Accrued interest and other payables	$44,139	$22,054
Debt financing	1,802,648	911,981
Security deposits and maintenance reserves on flight equipment leases	232,816	109,274
Rentals received in advance	17,317	8,038
Deferred tax liability	6,809	—
Total liabilities	2,103,729	1,051,347

Shareholders’ Equity
Preferred Stock, $0.01 par value; 50,000,000 shares authorized; no shares issued or outstanding	—	—
Class A Common Stock, $0.01 par value; authorized 500,000,000 shares; issued and outstanding 98,885,131 and 63,563,810 shares at September 30, 2011 and December 31, 2010, respectively	984	636
Class B Non-Voting Common Stock, $0.01 par value; authorized 10,000,000 shares; issued and outstanding 1,829,339 shares	18	18
Paid-in capital	2,165,856	1,276,321
Accumulated deficit	(23,570)	(52,040)
Total shareholders’ equity	2,143,288	1,224,935
Total liabilities and shareholders’ equity	$4,247,017	$2,276,282

AIR LEASE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,	For the period from Inception to September 30,
(in thousands, except share data)	2011	2010	2011	2010
Revenues
Rental of flight equipment	$90,476	$19,110	$219,092	$20,345
Interest and other	1,649	642	2,592	1,116

Total revenues	92,125	19,752	221,684	21,461

Expenses	—	—	—	—
Interest	10,993	3,871	30,143	5,709
Amortization of deferred debt issue costs	2,308	1,935	6,972	2,810
Extinguishment of debt	—	—	3,349	—
Amortization of convertible debt discounts	—	—	—	35,798

Interest expense	13,301	5,806	40,464	44,317
Depreciation of flight equipment	30,657	6,301	73,431	6,628
Selling, general and administrative	11,512	7,941	32,661	14,177
Stock-based compensation	8,314	10,941	30,974	13,196

Total expenses	63,784	30,989	177,530	78,318

Income (loss) before taxes	28,341	(11,237)	44,154	(56,857)
Income tax (expense) benefit	(10,070)	3,490	(15,684)	7,492

Net income (loss)	$18,271	$(7,747)	$28,470	$(49,365)

Net income (loss) attributable to common shareholders per share			~
Net income (loss)
Basic	$0.18	$(0.12)	$0.33	$(1.64)
Diluted	$0.18	$(0.12)	$0.33	$(1.64)

Weighted-average shares outstanding
Basic	100,714,470	64,984,887	85,845,031	30,062,023
Diluted	100,767,839	64,984,887	85,946,120	30,062,023

Other Financial Data
Adjusted net income (loss)(1)	$25,122	$595	$56,294	$(3,197)
Adjusted EBITDA(2)	$79,954	$11,174	$188,001	$6,243

(1)

Adjusted net income (loss) (defined as net income before stock-based compensation expense and non-cash interest expense, which includes the amortization of debt issuance costs and extinguishment of debt) is a measure of both operating performance and liquidity that is not defined by United States generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income (loss), income from operations or any other performance measures derived in accordance with GAAP. Adjusted net income (loss) is presented as a supplemental disclosure because management believes that it may be a useful performance measure that is used within our industry. We believe adjusted net income (loss) provides useful information on our earnings from ongoing operations, our ability to service our long-term debt and other fixed obligations, and our ability to fund our expected growth with internally generated funds. Set forth below is additional detail as to how we use adjusted net income (loss) as a measure of both operating performance and liquidity, as well as a discussion of the limitations of adjusted net income (loss) as an analytical tool and a reconciliation of adjusted net income (loss) to our GAAP net income (loss) and cash flow from operating activities.

Operating Performance: Management and our board of directors use adjusted net income (loss) in a number of ways to assess our consolidated financial and operating performance, and we believe this measure is helpful in identifying trends in our performance. We use adjusted net income (loss) as a measure of our consolidated operating performance exclusive of income and expenses that relate to the financing, income taxes, and capitalization of the business. Also, adjusted net income (loss) assists us in comparing our operating performance on a consistent basis as it removes the impact of our capital structure (primarily one-time amortization of convertible debt discounts) and stock-based compensation expense from our operating results. In addition, adjusted net income (loss) helps management identify controllable expenses and make decisions designed to help us meet our current financial goals and optimize our financial performance. Accordingly, we believe this metric measures our financial performance based on operational factors that we can influence in the short term, namely the cost structure and expenses of the organization.

Liquidity: In addition to the uses described above, management and our board of directors use adjusted net income as an indicator of the amount of cash flow we have available to service our debt obligations, and we believe this measure can serve the same purpose for our investors.

Limitations: Adjusted net income (loss) has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results or cash flows as reported under GAAP. Some of these limitations are as follows:

•

adjusted net income (loss) does not reflect (i) our cash expenditures or future requirements for capital expenditures or contractual commitments, or (ii) changes in or cash requirements for our working capital needs; and

•

our calculation of adjusted net income (loss) may differ from the adjusted net income (loss) or analogous calculations of other companies in our industry, limiting its usefulness as a comparative measure.

The following tables show the reconciliation of net income (loss) and cash flows from operating activities, the most directly comparable GAAP measures of performance and liquidity, to adjusted net income (loss) for three months ended September 30, 2011 and 2010, the nine months ended September 30, 2011 and the period from inception to September 30, 2010. Cash flows from operating activities for the three months ended September 30, 2011 is calculated as the difference between the cash flows from operating activities for the nine months then ended and the six months ended June 30, 2011. Cash flows from operating activities for the three months ended September 30, 2010 is calculated as the difference between cash flows from operating activities for the three months then ended and the period from inception to June 30, 2010.

	For the three months ended September 30,		For the nine months ended September 30,	For the period from Inception to September 30,
(in thousands)	2011	2010	2011	2010
Reconciliation of cash flows from operating activities to adjusted net income (loss):
Net cash provided by operating activities	$83,076	$14,716	$166,197	$11,612
Depreciation of flight equipment	(30,657)	(6,301)	(73,431)	(6,628)
Stock-based compensation	(8,314)	(10,941)	(30,974)	(13,196)
Deferred taxes	(10,070)	3,490	(15,684)	7,492
Amortization of deferred debt issue costs	(2,308)	(1,935)	(6,972)	(2,810)
Extinguishment of debt	—	—	(3,349)	—
Amortization of convertible debt discounts	—	—	—	(35,798)
Changes in operating assets and liabilities:
Other assets	(900)	2,140	15,427	3,339
Accrued interest and other payables	(10,444)	(5,974)	(13,465)	(8,275)
Rentals received in advance	(2,112)	(2,942)	(9,279)	(5,101)

Net income (loss)	18,271	(7,747)	28,470	(49,365)
Amortization of debt issue costs	2,308	1,935	6,972	2,810
Extinguishment of debt	—	—	3,349	—
Amortization of convertible debt discounts	—	—	—	35,798
Stock-based compensation	8,314	10,941	30,974	13,196
Tax effect	(3,771)	(4,534)	(13,471)	(5,636)

Adjusted net income (loss)	$25,122	$595	$56,294	$(3,197)

	For the three months ended September 30,		For the nine months ended September 30,	For the period from Inception to September 30,
(in thousands)	2011	2010	2011	2010
Reconciliation of net income (loss) to adjusted net income (loss):
Net income (loss)	$18,271	$(7,747)	$28,470	$(49,365)
Amortization of debt issue costs	2,308	1,935	6,972	2,810
Extinguishment of debt	—	—	3,349	—
Amortization of convertible debt discounts	—	—	—	35,798
Stock-based compensation	8,314	10,941	30,974	13,196
Tax effect	(3,771)	(4,534)	(13,471)	(5,636)

Adjusted net income (loss)	$25,122	$595	$56,294	$(3,197)

(2)

Adjusted EBITDA (defined as net income (loss) before net interest expense, extinguishment of debt, stock-based compensation expense, income tax (expense) benefit, and depreciation and amortization expense) is a measure of both operating performance and liquidity that is not defined by GAAP and should not be considered as an alternative to net income (loss), income from operations or any other performance measures derived in accordance with GAAP. Adjusted EBITDA is presented as a supplemental disclosure because management believes that it may be a useful performance measure that is used within our industry. We believe adjusted EBITDA provides useful information on our earnings from ongoing operations, our ability to service our long-term debt and other fixed obligations, and our ability to fund our expected growth with internally generated funds. Set forth below is additional detail as to how we use adjusted EBITDA as a measure of both operating performance and liquidity, as well as a discussion of the limitations of adjusted EBITDA as an analytical tool and a reconciliation of adjusted EBITDA to our GAAP net loss and cash flow from operating activities.

Operating Performance: Management and our board of directors use adjusted EBITDA in a number of ways to assess our consolidated financial and operating performance, and we believe this measure is helpful in identifying trends in our performance. We use adjusted EBITDA as a measure of our consolidated operating performance exclusive of income and expenses that relate to the financing, income taxes, and capitalization of the business. Also, adjusted EBITDA assists us in comparing our operating performance on a consistent basis as it removes the impact of our capital structure and stock-based compensation expense from our operating results. In addition, adjusted EBITDA helps management identify controllable expenses and make decisions designed to help us meet our current financial goals and optimize our financial performance. Accordingly, we believe this metric measures our financial performance based on operational factors that we can influence in the short term, namely the cost structure and expenses of the organization.

Liquidity: In addition to the uses described above, management and our board of directors use adjusted EBITDA as an indicator of the amount of cash flow we have available to service our debt obligations, and we believe this measure can serve the same purpose for our investors.

Limitations: Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results or cash flows as reported under GAAP. Some of these limitations are as follows:

•	adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs;

•	adjusted EBITDA does not reflect interest expense or cash requirements necessary to service interest or principal payments on our debt; and

•	other companies in our industry may calculate these measures differently from how we calculate these measures, limiting their usefulness as comparative measures.

The following tables show the reconciliation of net income (loss) and cash flows from operating activities, the most directly comparable GAAP measures of performance and liquidity, to adjusted EBITDA for the three months ended September 30, 2011 and 2010, the nine months ended September 30, 2011 and the period from inception to September 30, 2010. Cash flows from operating activities for the three months ended September 30, 2011 is calculated as the difference between the cash flows from operating activities for the nine months then ended and the six months ended June 30, 2011. Cash flows from operating activities for the three months ended September 30, 2010 is calculated as the difference between cash flows from operating activities for the three months then ended and the period from inception to June 30, 2010.

	For the three months ended September 30,		For the nine months ended September 30,	For the period from Inception to September 30,
(in thousands)	2011	2010	2011	2010
Reconciliation of cash flows from operating activities to adjusted EBITDA:
Net cash provided by operating activities	$83,076	$14,716	$166,197	$11,612
Depreciation of flight equipment	(30,657)	(6,301)	(73,431)	(6,628)
Stock-based compensation	(8,314)	(10,941)	(30,974)	(13,196)
Deferred taxes	(10,070)	3,490	(15,684)	7,492
Amortization of deferred debt issue costs	(2,308)	(1,935)	(6,972)	(2,810)
Extinguishment of debt	—	—	(3,349)	—
Amortization of convertible debt discounts	—	—	—	(35,798)
Changes in operating assets and liabilities:
Other assets	(900)	2,140	15,427	3,339
Accrued interest and other payables	(10,444)	(5,974)	(13,465)	(8,275)
Rentals received in advance	(2,112)	(2,942)	(9,279)	(5,101)

Net income (loss)	18,271	(7,747)	28,470	(49,365)
Net interest expense	12,642	5,169	39,442	43,276
Income taxes	10,070	(3,490)	15,684	(7,492)
Depreciation	30,657	6,301	73,431	6,628
Stock-based compensation	8,314	10,941	30,974	13,196

Adjusted EBITDA	$79,954	$11,174	$188,001	$6,243

	For the three months ended September 30,		For the nine months ended September 30,	For the period from Inception to September 30,
(in thousands)	2011	2010	2011	2010
Reconciliation of net income (loss) to adjusted EBITDA:
Net income (loss)	$18,271	$(7,747)	$28,470	$(49,365)
Net interest expense	12,642	5,169	39,442	43,276
Income taxes	10,070	(3,490)	15,684	(7,492)
Depreciation	30,657	6,301	73,431	6,628
Stock-based compensation	8,314	10,941	30,974	13,196

Adjusted EBITDA	$79,954	$11,174	$188,001	$6,243

AIR LEASE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited)

(dollars in thousands)	For the nine months ended September 30, 2011	For the period from Inception to September 30, 2010
Operating Activities
Net income (loss)	$28,470	$(49,365)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of flight equipment	73,431	6,628
Stock-based compensation	30,974	13,196
Deferred taxes	15,684	(7,492)
Amortization of deferred debt issue costs	6,972	2,810
Extinguishment of debt	3,349	—
Amortization of convertible debt discounts	—	35,798
Changes in operating assets and liabilities:
Other assets	(15,427)	(3,339)
Accrued interest and other payables	13,465	8,275
Rentals received in advance	9,279	5,101
Net cash provided by operating activities	166,197	11,612

Investing Activities
Acquisition of flight equipment under operating lease	(1,706,278)	(980,110)
Payments for deposits on flight equipment purchases	(278,820)	(75,386)
Acquisition of furnishings, equipment and other assets	(38,844)	(11,150)
Advances on notes receivable	(30,000)	—
Collections on notes receivable	1,934	—
Net cash used in investing activities	(2,052,008)	(1,066,646)

Financing Activities
Issuance of common stock and warrants	867,365	1,157,133
Tax withholdings on stock based compensation	(8,456)	—
Issuance of convertible notes	—	60,000
Net change in unsecured revolving facilities	153,000	—
Proceeds from debt financings	800,043	203,631
Payments in reduction of debt financings	(62,376)	(4,940)
Restricted cash	(26,143)	(43,921)
Debt issue costs	(10,338)	(47,960)
Security deposits and maintenance reserve receipts	127,262	67,964
Security deposits and maintenance reserve disbursements	(3,720)	(5,049)
Net cash provided by financing activities	1,836,637	1,386,858

Net increase in cash	(49,174)	331,824
Cash at beginning of period	328,821	—
Cash at end of period	$279,647	$331,824

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest, including capitalized interest of $7,297 at September 30, 2011 and capitalized interest of $363 at September 30, 2010	$34,849	$4,696
Supplemental Disclosure of Noncash Activities
Buyer furnished equipment, capitalized interest and deposits on flight equipment purchases applied to acquisition of flight equipment under operating leases	$77,959	$—
Conversion of convertible notes to Class A Common Stock	$—	$60,000